As filed with the Securities and Exchange Commission on November 2, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUDBAY MINERALS INC.

(Exact Name of Registrant as specified in its charter)

Canada	98-0485558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Dundee Place, Suite 2501

1 Adelaide Street East

Toronto, Ontario

M5C 2V9, Canada

(416) 362-8181

(Address of principal executive offices and zip code)

HUDBAY MINERALS INC. SHARE OPTION PLAN

HUDBAY MINERALS INC. LONG TERM EQUITY PLAN

SKYE RESOURCES INC. AMENDED AND RESTATED SHARE OPTION PLAN

(Full title of the Plan)

Andrew W. Bongiorno

Bevan, Mosca, Giuditta & Zarillo, P.C.

222 Mount Airy Road, Suite 200

Basking Ridge, New Jersey 07920

(908) 385-4289

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Mark Mandel

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common shares, no par value, issuable under the HudBay Minerals Inc. Share Option Plan	4,486,844	$13.39	$60,085,450	$4,284.09
Common shares, no par value, reserved for issuance under the HudBay Minerals Inc. Share Option Plan	1,887,278	$15.60	$29,432,100	$2,098.51
Common shares, no par value, issuable and reserved for issuance under the HudBay Minerals Inc. Long Term Equity Plan	988,935	$15.60	$15,422,441	$1,099.62
Common shares, no par value, issuable under the Skye Resources Inc. Amended and Restated Share Option Plan	236,275 (3)	$17.68	$4,178,313	$297.91

(1)	Represents the maximum number of common shares which may be issued under the HudBay Minerals Inc. Share Option Plan, the HudBay Minerals Inc. Long Term Equity Plan, and the Skye Resources Inc. Amended and Restated Share Option Plan, respectively. Pursuant to Rule 416(b) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional common shares which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common shares.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee. Calculated using the October 27, 2010 exchange rate of Canadian dollars into U.S. dollars based on the noon buying rate for Canadian dollars reported by the Bank of Canada, which was US$1.00 = Cdn$1.0320. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been based on: (i) with respect to common shares underlying outstanding options previously granted under the HudBay Minerals Inc. Share Option Plan (4,486,844 shares), the weighted average exercise price for outstanding options as of October 27, 2010 ($13.39) and with respect to common shares that remain available for issuance under the HudBay Minerals Inc. Share Option Plan (1,887,278 shares), the average of the high and low prices reported for the Registrant’s common shares as quoted on the New York Stock Exchange on October 27, 2010 ($15.60), (ii) with respect to common shares underlying outstanding securities previously granted (280,097 shares) and common shares that remain available for issuance (708,838 shares) under the HudBay Minerals Inc. Long Term Equity Plan, the average of the high and low prices reported for the Registrant’s common shares as quoted on the New York Stock Exchange on October 27, 2010 ($15.60) and (iii) with respect to common shares underlying outstanding options previously granted under the Skye Resources Inc. Amended and Restated Share Option Plan (236,275 shares), the weighted average exercise price for outstanding options as of October 27, 2010 ($17.68).
(3)	Represents the number of common shares subject to options previously granted under the Skye Resources Inc. Amended and Restated Share Option Plan and outstanding as of October 27, 2010. The Board of Directors of the Company authorized the Company’s assumption of the Skye Resources Inc. Amended and Restated Share Option Plan as part of the Company’s acquisition of Skye Resources Inc. in 2008. No additional grants may be made pursuant to the Skye Resources Inc. Amended and Restated Share Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*This registration statement (the “Registration Statement”) pertains to 6,374,122, 988,935 and 236,275 common shares, no par value, of HudBay Minerals Inc. (the “Registrant” or the “Company”), pursuant to the HudBay Minerals Inc. Share Option Plan, HudBay Minerals Inc. Long Term Equity Plan and Skye Resources Inc. Amended and Restated Share Option Plan, respectively. As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), and any other documents required to be delivered to eligible employees pursuant to Rule 428(b) under the Securities Act, are available without charge by contacting: HudBay Minerals Inc., Suite 2501, Adelaide Street East, Toronto, Ontario, M5C 2V9, Canada, Attention: Chief Legal Officer; 416-362-2335.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s registration statement on Form 40-F, filed on October 19, 2010, which contains audited financial statements for the Registrant’s latest fiscal year.

(b)	The description of the Registrant’s common shares is contained on pages 34 and 35 of the Registrant’s Annual Information Form filed as exhibit 99.7 to the Company’s Form 40-F filed with the Commission on October 19, 2010, including any amendment or report for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “Act”), a corporation may indemnify a director or officer of the corporation, a former director of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Where that action is by or on behalf of the corporation or that body corporate, the approval of the court is also required.

In accordance with the Act, the By-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted under the Act. A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers of the Registrant and its subsidiaries against any liability incurred by him or her in any such capacity or arising out of his or her status as such, subject to certain limitations contained in the Act.

The Registrant has entered into indemnification agreements with each of its directors and officers, which agreements provide that the Registrant undertake and agree to indemnify the director or officer to the fullest extent permitted by law, against any reasonable expense that the director may suffer or incur in respect of any claim, action, suit or proceeding (including, without limitation, any claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation whether civil, criminal, administrative or investigative and whether brought by or on behalf of the Registrant or otherwise) involving the director or officer or to which the director or officer is made party and which arises as a direct or indirect result of the director or officer being or having been a director or officer of the Registrant, including any act or thing done or not done in the director’s capacity as director or officer provided the director has acted as set out above in accordance with the Registrant’s By-law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability of the Registrant under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on November 2, 2010.

HUDBAY MINERALS INC.

By:	/s/ David Garofalo

Name:	David Garofalo

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David S. Bryson and H. Maura Lendon, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this registration statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

/s/ David Garofalo	President and Chief Executive Officer (Principal Executive Officer)	November 2, 2010
David Garofalo

/s/ David S. Bryson	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2010
David S. Bryson

/s/ J. Bruce Barraclough	Director	November 2, 2010
J. Bruce Barraclough

/s/ W. Warren Holmes	Director	November 2, 2010
W. Warren Holmes

/s/ Alan R. Hibben	Director	November 2, 2010
Alan R. Hibben

/s/ John L. Knowles	Director	November 2, 2010
John L. Knowles

Signature	Title of Capacities	Date

/s/ Alan J. Lenczner	Director	November 2, 2010
Alan J. Lenczner

/s/ Kenneth G. Stowe	Director	November 2, 2010
Kenneth G. Stowe

/s/ G. Wesley Voorheis	Director	November 2, 2010
G. Wesley Voorheis

/s/ Andrew W. Bongiorno	Authorized Representative of HudBay Minerals Inc. in the United States	November 2, 2010
Andrew W. Bongiorno

EXHIBITS

Number	Description

5.1	Opinion of Goodmans LLP.*

23.1	Consent of Deloitte & Touche LLP.*

23.2	Consent of Goodmans LLP (included in Exhibit 5.1).

23.3	Consent of Olivier Tavchandjian, Ph.D., P.Geo.*

23.4	Consent of Robert Carter, P. Eng.*

23.5	Consent of J. Paul Golightly, Ph.D., P.Geo.*

23.6	Consent of Kimberley Proctor, P. Geo.*

24.1	Power of Attorney (contained on the signature page to this Registration Statement).

99.1	HudBay Minerals Inc. Share Option Plan.*

99.2	HudBay Minerals Inc. Long Term Equity Plan.*

99.3	Skye Resources Inc. Amended and Restated Share Option Plan.*

*	Filed herewith